Exhibit 3

Certificate of Amendment	Certificat de modification

Canada Business Corporations Act	Loi canadienne sur les sociétés par actions

Just Energy Group Inc.

Corporate name / Dénomination sociale

750207-9

Corporation number / Numéro de société

I HEREBY CERTIFY that the articles of the above-named corporation are amended under section 178 of the Canada Business Corporations Act as set out in the attached articles of amendment.

JE CERTIFIE que les statuts de la société susmentionnée sont modifiés aux termes de l’article 178 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les clauses modificatrices ci-jointes.

/s/ Virginie Ethier
Virginie Ethier

Director / Directeur

2017-02-06
Date of Amendment (YYYY-MM-DD)
Date de modification (AAAA-MM-JJ)

Form 4	Formulaire 4
Articles of Amendment	Clauses modificatrices
Canada Business Corporations Act	Loi canadienne sur les sociétés par
(CBCA) (s. 27 or 177)	actions (LCSA) (art. 27 ou 177)

1	Corporate name
Dénomination sociale
Just Energy Group Inc.

2	Corporation number
Numéro de la société
750207-9

3	The articles are amended as follows
Les statuts sont modifiés de la façon suivante

See attached schedule / Voir I’annexe ci-jointe

4	Declaration: I certify that I am a director or an officer of the corporation.
Déclaration : J’atteste que je suis un administrateur ou un dirigeant de la société.

Original signed by / Original signé par
Patrick McCullough
Patrick McCullough
713-933-0895

Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection 250 (1) of the CBCA).

Faire une fausse déclaration constitue une infraction et son auteur, sur déclaration de culpabilité par procédure sommaire, est passible d’une amende maximale de 5 000 $ et d’un emprisonnement maximal de six mois, ou l’une de ces peines (paragraphe 250(1) de la LCSA).

You are providing information required by the CBCA. Note that both the CBCA and the Privacy Act allow this information to be disclosed to the public. It will be stored in personal information bank number IC/PPU-049.

Vous fourmissez des renseignements exigés par la LCSA. Il est a noter que la LCSA et la Loi sur les renseignements personnels permettent que de tels renseignements soient divulgués au public. Ils seront stockés dans la banque de renseignements personnels numéro IC/PPU-049.

SCHEDULE A

TO ARTICLES OF AMENDMENT

OF

JUST ENERGY GROUP INC.

Appendix “A” to the Articles of Arrangement of the Corporation is hereby amended to add the following Section 7 immediately following Section 6 thereof:

“8.50% SERIES A FIXED-TO-FLOATING RATE CUMULATIVE REDEEMABLE PERPETUAL PREFERRED SHARES

7.             Designation of Series A Preferred Shares. The first series of Preferred Shares of the Corporation shall consist of an aggregate of 10,000,000 Preferred Shares, designated as the “8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares” (the “Series A Preferred Shares”), which notwithstanding anything to the contrary in this Section 7, shall have attached thereto the following rights, privileges, restrictions and conditions:

7.1          Number of Shares. The number of Series A Preferred Shares is limited to an aggregate of 10,000,000 Series A Preferred Shares.

7.2          Definitions and Currency. As used in this Section 7, in addition to terms defined elsewhere herein, the following terms shall have the following meanings, unless the context otherwise requires:

“Alternative Form Consideration” has the meaning ascribed thereto in Section 7.8(c).

“Board of Directors” means the board of directors of the Corporation.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in Toronto, Ontario are authorized or required by law, regulation or executive order to close.

“CBCA” means the Canada Business Corporations Act, as amended or replaced from time to time.

“Change of Control” means, and is deemed to occur when, after the original issuance of the Series A Preferred Shares, any of the following have occurred and are continuing:

(1)           the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, arrangement, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Corporation and its subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act); or

(2)           the consummation of any transaction or series of related transactions

(including, without limitation, any merger, arrangement, amalgamation or consolidation), the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of all Common Shares entitled to vote generally in the election of directors of the Corporation, measured by voting power rather than number of Common Shares; and provided, that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Change of Control Conversion Date” means the date the Series A Preferred Shares are to be converted, which will be a Business Day that is no fewer than 20 days nor more than 35 days after the date on which the Corporation provides the Change of Control Notice to the holders of Series A Preferred Shares.

“Change of Control Conversion Right” means the right of each holder of Series A Preferred Shares to convert any or all of such holder’s Series A Preferred Shares as provided for in Section 7.8.

“Change of Control Notice” means a notice provided by or on behalf of the Corporation to holders of Series A Preferred Shares notifying of the occurrence of a Change of Control that describes the resulting Change of Control Conversion Right and that states the following: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series A Preferred Shares may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Share Price; (v) the Change of Control Conversion Date; (vi) that if, prior to the Change of Control Conversion Date, the Corporation has provided or provides irrevocable notice of its election to redeem all or any portion of the Series A Preferred Shares pursuant to Section 7.7, holders of Series A Preferred Shares will not be able to convert Series A Preferred Shares designated for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been surrendered for conversion pursuant to the Change of Control Conversion Right (unless the Corporation defaults in payment of the redemption price and all accumulated and unpaid dividends required to be paid pursuant to Section 7.7); (vii) if applicable, the type and amount of Alternative Form Consideration entitled to be received per Series A Preferred Share; (viii) the name and address of any paying agent and conversion agent; (ix) the procedures that the holders of Series A Preferred Shares must follow to exercise the Change of Control Conversion Right; and (x) the last date on which holders of Series A Preferred Shares may withdraw Series A Preferred Shares surrendered for conversion and the procedures such holders must follow to effect such a withdrawal.

“Close of Business” shall mean 5:00 p.m., Toronto time, on any Business Day.

“Common Share Conversion Consideration” has the meaning ascribed thereto in Section 7.8(a).

“Common Share Price” means (i) if the consideration to be received in the Change of Control by the holders of Common Shares is solely cash, the amount of cash consideration per Common Share or (ii) if the consideration to be received in the Change of Control by holders of

Common Shares is other than solely cash (x) the average of the closing sale prices per Common Share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal United States securities exchange on which the Common Shares are then traded, or (y) the average of the last quoted bid prices for Common Shares in the over-the-counter market as reported by OTC Market Group Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the Common Shares are not then listed for trading on a United States securities exchange, or (z) the average of the closing sales prices per Common Share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the TSX (as converted to United States dollars based on the average of the noon rate of exchange reported by the Bank of Canada (or any successor(s) thereof) for the exchange of Canadian dollars to United States dollars for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control) if the Common Shares are not then listed for trading on a United States securities exchange or United States over-the-counter market.

“Conversion Consideration” means the Common Share Conversion Consideration pursuant to Section 7.8(a) or the Alternative Form Consideration pursuant to Section 7.8(c), as applicable.

“Depository” means The Depository Trust Company, CDS Clearing and Depository Services Inc. or such other person (including any successor(s) thereof) as is designated by the Corporation from time to time to act as depository in respect of the Series A Preferred Shares.

“dividend payment date” has the meaning ascribed thereto in Section 7.4(a).

“dividend period” means each successive quarterly period ended on the last day of March, June, September and December.

“dividend record date” has the meaning ascribed thereto in Section 7.4(a).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Junior Shares” has the meaning ascribed thereto in Section 7.3(a).

“Limiting Documents” has the meaning ascribed thereto in Section 7.4(b).

“Liquidation Preference” means US$25.00 per Series A Preferred Share.

“Mid Market Swap Rate” means, on the second business day in New York immediately preceding the first day of each relevant dividend period for the Series A Preferred Shares, the applicable semi-annual 5-year U.S. dollar mid market swap rate (the “5-year Mid Swap Rate”) displayed at 5:00 p.m. (New York time) as reported by Bloomberg L.P. on the IRSB page (or such other page as may replace that page as reported by Bloomberg L.P., or such other service as may be nominated by the person providing or sponsoring the information appearing there for the purposes of displaying comparable rates) on such date of determination; provided that if the 5-year Mid Swap Rate does not appear on that page, it shall be determined by a U.S. or Canadian investment banking firm selected by the Corporation on the basis of (i) quotations provided by the principal office of each of four major banks in the U.S. dollar swap market of the rates at which swaps for a 5 year period in U.S. dollars are offered by it at approximately 5:00 p.m. (New York time) on such date of determination to participants in the U.S. dollar swap market, and (ii) the arithmetic mean rounded, if necessary, to the nearest 0.00001 (0.000005 being rounded upwards) of such quotations.

“NYSE” means the New York Stock Exchange or any successor(s) thereof.

“Parity Shares” has the meaning ascribed thereto in Section 7.3(b).

“SEC” has the meaning ascribed thereto in Section 7.12.

“Senior Shares” has the meaning ascribed thereto in Section 7.3(c).

“Share Cap” has the meaning ascribed thereto in Section 7.8(a)(2).

“Share Split” has the meaning ascribed thereto in Section 7.8(b).

“TSX” means the Toronto Stock Exchange or any successor(s) thereof.

All Series A Preferred Shares shall be denominated in United States currency, and all payments and distributions thereon or with respect thereto shall be made in United States currency. All references herein to “$” or “dollars” in this Section 7 refer to United States currency.

7.3          Ranking.

(a)           The Series A Preferred Shares shall rank senior to the Common Shares and any other equity securities that the Corporation may issue from time to time, the terms of which specifically provide that such equity securities rank junior to the Series A Preferred Shares or do not specifically provide that such equity securities rank pari passu with, or senior to, the Series A Preferred Shares, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (such junior shares being referred to hereinafter collectively as “Junior Shares”).

(b)           The Series A Preferred Shares shall rank pari passu with any equity securities that the Corporation may issue from time to time, the terms of which specifically provide that such equity securities rank pari passu with such Series A Preferred Shares, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (“Parity Shares”).

(c)           The Series A Preferred Shares shall rank junior to other equity securities that the Corporation may issue from time to time, the terms of which specifically provide that such equity securities rank senior to the Series A Preferred Shares, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (“Senior Shares”).

(d)           The Series A Preferred Shares shall rank junior to the Corporation’s existing and future indebtedness.

(e)           If dividends on the Series A Preferred Shares are not paid on an applicable dividend payment date, the Corporation will not pay a dividend on any Parity Shares or Junior Shares until all accrued and unpaid dividends on the Series A Preferred Shares have been paid.

7.4          Dividends

(a)           Holders of the Series A Preferred Shares are entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends. During each dividend period from, and including, the date of original issuance to, but not including, March 31, 2022, dividends on the Series A Preferred Shares will accrue at the rate of 8.50% per annum of the Liquidation Preference. During each dividend period from, and including, March 31, 2022, to, but not including, March 31, 2027, dividends on the Series A Preferred Shares will accrue at an annual rate equal to the sum of (i) 6.48% plus the Mid Market Swap Rate as calculated on the immediately preceding dividend payment date and (ii) 0.50%, of the Liquidation Preference. During each dividend period from and including March 31, 2027, and thereafter, dividends on the Series A Preferred Shares will accrue at an annual rate equal to the sum of (i) 6.48% plus the Mid Market Swap Rate as calculated on the immediately preceding dividend payment date and (ii) 1.00%, of the Liquidation Preference. Dividends on the Series A Preferred Shares shall accrue daily and be cumulative from, and including, the date of original issue of each Series A Preferred Share and shall be payable quarterly on the last day of each March, June, September and December (each, a “dividend payment date”); provided that if any dividend payment date is not a Business Day, then the declared dividends which would otherwise have been payable on that dividend payment date will be paid on the next succeeding Business Day without the accumulation of additional dividends. For dividend periods beginning from, and including, March 31, 2022, the Mid Market Swap Rate will be determined on the immediately preceding dividend payment date and will apply to each day of such dividend period. The first dividend on the Series A Preferred Shares is scheduled to be paid on March 31, 2017 in the amount of US$0.3128 per Series A Preferred Share to holders of record of the Series A Preferred Shares at the close of business on the applicable dividend record date, which will be March 15, 2017. Any dividend payable on the Series A Preferred Shares, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the Corporation’s share register for the Series A Preferred Shares at the Close of Business on the applicable record date, which shall be the 15th day of each March, June, September and December, whether or not a Business Day, in which the applicable dividend payment date falls (each, a “dividend record date”).

(b)           No dividends on Series A Preferred Shares shall be authorized by the Board of Directors or paid, declared or set aside for payment by the Corporation at any time when the authorization, payment, declaration or setting aside for payment would be unlawful under the CBCA or any other applicable law, or when the terms and provisions of any agreement of the Corporation, including any agreement relating to the Corporation’s indebtedness (the “Limiting Documents”), prohibit the authorization, payment, declaration or setting aside for payment thereof or provide that the authorization, payment, declaration or setting aside for payment thereof would constitute a breach of the Limiting Documents or a default under the Limiting Documents. Notwithstanding the foregoing sentence, dividends on the Series A Preferred Shares will accrue regardless of whether (i) the terms of any Senior Shares that the Corporation may issue or agreements that the Corporation may enter into, including any documents or agreements governing the Corporation’s indebtedness, at any time prohibit the current payment of dividends, (ii) the Corporation has earnings or profits, (iii) there are funds legally available for the payment of such dividends, or (iv) such dividends are declared by the Board of Directors. No interest, or sum in lieu of interest, will be payable by the Corporation in respect of any dividend payment or dividend payments on the Series A Preferred Shares which may be in arrears, and holders of the Series A Preferred Shares will not be entitled to any dividends in excess of full cumulative dividends described in this Section 7.4. Any dividend payment made on the Series A Preferred Shares shall first be credited against the earliest accumulated but unpaid dividend due with respect to the Series A Preferred Shares.

(c)           When dividends are not paid in full upon the Series A Preferred Shares and any other Preferred Shares that the Corporation may issue ranking pari passu as to dividends with the Series A Preferred Shares, all dividends declared upon the Series A Preferred Shares and such other Preferred Shares shall be declared pro rata so that the amount of dividends declared per Series A Preferred Share and such other Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Shares and such other Preferred Shares (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such other Preferred Shares do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Shares which may be in arrears.

7.5          Liquidation, Dissolution or Winding Up.

(a)           Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, then, after satisfaction of all liabilities and obligations to creditors of the Corporation and distribution of any assets of the Corporation to the holders of Senior Shares, and before any distribution or payment shall be made to or set aside for the holders of Common Shares or any other class or series of Junior Shares, the holders of Series A Preferred Shares shall be entitled to receive out of the Corporation’s assets or proceeds thereof legally available for distribution to shareholders and subject to the rights of holders of any Parity Shares, liquidating distributions in the amount per Series A Preferred Share of the Liquidation Preference, plus an amount equal to all dividends (whether or not declared) accrued and unpaid thereon to and including the date of payment. After payment of the full amount of the liquidating distributions to which they are entitled as set forth in the prior sentence, the holders of Series A Preferred Shares will have no right or claim to any of the Corporation’s remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets or proceeds thereof are insufficient to pay in full the amount of the liquidating distributions on all outstanding Series A Preferred Shares and the amounts payable on all Senior Shares and Parity Shares, then after payment of the liquidating distribution on all outstanding

Senior Shares, the holders of the Series A Preferred Shares and all other classes or series of Parity Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise respectively be entitled.

(b)           For the purposes of this Section 7.5, a consolidation or merger, arrangement or amalgamation of the Corporation with or into any other entity, or the sale, lease or conveyance of all or substantially all of the Corporation’s property or business, or a statutory share exchange involving the Corporation, shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

7.6          Voting Rights.

(a)           Except as provided by applicable law and as provided for herein, holders of Series A Preferred Shares will have no voting rights.

(b)           Holders of Series A Preferred Shares shall be entitled to vote separately as a class to:

(1)           amend, alter or repeal any provisions of the Corporation’s articles relating to the Series A Preferred Shares to affect materially and adversely the rights, privileges, restrictions or conditions of the Series A Preferred Shares; or

(2)           authorize, create or increase the authorized amount of, any class or series of shares having rights senior to the Series A Preferred Shares with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up.

For the purposes of the foregoing voting rights, the following shall not, and shall be deemed not to, materially and adversely affect the rights, privileges, restrictions or conditions of the Series A Preferred Shares:

(i)            any amendment of provisions of the Corporation’s articles so as to authorize or create or to increase the authorized amount of, any Junior Shares or any Parity Shares, including additional Series A Preferred Shares; and

(ii)           any filing under the CBCA or another similar statute by the Corporation, including in connection with a merger, consolidation, arrangement, amalgamation or otherwise, in which (1) the Corporation is the surviving, resulting or continuing entity and the Series A Preferred Shares remain outstanding with the terms thereof materially unchanged in any respect adverse to the holders thereof; (2) the resulting, surviving, continuing or transferee entity is organized under the federal laws of Canada or under the laws of any Province of Canada or any state of the United States and substitutes or exchanges the Series A Preferred Shares for other preferred equity or shares having rights, privileges, restrictions and conditions substantially similar to those of the Series A Preferred Shares (except for changes that do not materially and adversely affect the Series A Preferred Shares); or (3) upon effectiveness of such merger, consolidation, arrangement, amalgamation or other transaction giving rise to the filing (and if such effectiveness occurs before March 31, 2022, a Change of Control shall have occurred on or prior to such effectiveness), the holders of Series A Preferred Shares will be entitled to receive in exchange for their Series A Preferred Shares without further action by such holder cash consideration equal to the redemption price described under Section 7.7(a) or Section 7.7(b), as the case may be, including all accumulated and unpaid dividends (whether or not declared) to, but not including, the date of such effectiveness, and funds sufficient to pay the redemption price for all Series A Preferred Shares will be set aside for payment.

(c)           The voting rights in Section 7.6(b) will not apply with respect to Series A Preferred Shares if, at or before the time when the act with respect to which the vote would otherwise be required is effected, such outstanding Series A Preferred Shares either are subject to (1) a notice of redemption pursuant to Section 7.7(a) or Section 7.7(b) and funds sufficient to pay the applicable redemption price, including accumulated and unpaid dividends to, but not including, the date of redemption, for all of such Series A Preferred Shares called for redemption have been set aside for payment or (2) a Change of Control Conversion Right which has been properly exercised and not withdrawn. In addition, the voting rights in Section 7.6(b) shall not apply to the creation by the Corporation of any additional series or classes of Parity Shares and/or Junior Shares, any increase in the authorized number of shares of Parity Shares (including the Series A Preferred Shares) and/or any Junior Shares (including Common Shares) or any issue additional series of Parity Shares (including Series A Preferred Shares) and/or Junior Shares.

(d)           The approval of any matter contemplated in Section 7.6(b) must either be approved by (i) the affirmative vote of the holders of at least two-thirds of the outstanding Series A Preferred Shares voting in person or by proxy as a separate class at a meeting of shareholders of the Corporation, or (ii) the written consent of holders of all of the outstanding Series A Preferred Shares.

(e)           When the Series A Preferred Shares are entitled to vote, such shares are entitled to one vote per share. In any matter in which the Series A Preferred Shares may vote as a single class with any other Preferred Shares (whether set forth in the articles of the Corporation or as may be required by law), each Series A Preferred Share shall be entitled to one vote per US$25.00 of stated liquidation preference.

(f)            The holders of Series A Preferred Shares are not entitled to vote separately as a class or series on an amendment to the articles of the Corporation, except as may otherwise be required by applicable laws. For greater certainty but without limiting the foregoing sentence, the holders of the Series A Preferred Shares are not, except as otherwise expressly provided in the articles of the Corporation, entitled to vote separately as a class or series on an amendment to the articles of the Corporation referred to in clauses (a), (b), and (e) of subsection 176(1) of the CBCA.

7.7          Redemption

(a)           On and after March 31, 2022, the Corporation may, at its option, upon not less than 30 nor more than 60 days written notice, redeem the Series A Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price per Series A Preferred Share equal to the Liquidation Preference, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption.

(b)           Upon the occurrence of a Change of Control (i) at any time on or after March 31, 2022, and (ii) provided that no Limiting Document may prohibit the same, the Corporation may, at its option, upon not less than 30 nor more than 60 days written notice, redeem the Series A Preferred Shares, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price per Series A Preferred Share equal to the Liquidation Preference, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. If, prior to the Change of Control Conversion Date, the Corporation has provided notice of redemption of some or all of the Series A Preferred Shares (whether pursuant to Section 7.7(a) or this Section 7.7(b)), the holders of Series A Preferred Shares will not have the Change of Control Conversion Right as set forth in Section 7.8 with respect to the Series A Preferred Shares so called for redemption.

(c)           Any notice of redemption given by the Corporation pursuant to Section 7.7(a) or Section 7.7(b) will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Series A Preferred Shares at the address shown on the share register for the Preferred Shares. Any notice mailed as provided in this Section 7.7(c) shall be conclusively deemed to have been duly given whether or not the holder receives such notice, and any failure to duly give such notice by mail or any defect in such notice or in the mailing thereof to any holder of Series A Preferred Shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other Series A Preferred Shares. Each notice of redemption shall state: (i) the redemption date; (ii) the number of Series A Preferred Shares to be redeemed; (iii) the redemption price per Series A Preferred Share, which shall be equal to the Liquidation Preference, plus any accrued and unpaid dividends to but not including the date of redemption or the method for determining the redemption price for such Series A Preferred Share; (iv) the place or places where any certificates issued for Series A Preferred Shares other than through a Depository are to be surrendered for payment of the redemption price; (v) that dividends on the Series A Preferred Shares will cease to accrue on such redemption date; and (vi) any other information required by law or by the applicable rules of any stock exchange upon which the Series A Preferred Shares may be listed or admitted for trading. If fewer than all outstanding Series A Preferred Shares are to be redeemed, the notice mailed to each such holder of Series A Preferred Shares shall also specify the number of Series A Preferred Shares to be redeemed from each such holder.

(d)           At the Corporation’s election, on or prior to the redemption date established for any Series A Preferred Shares, the Corporation may irrevocably deposit the redemption price (including accrued and unpaid dividends) for the Series A Preferred Shares so called for redemption in trust for the holders thereof with a bank or trust company selected by the Board of Directors, in which case the notice to holders of the Series A Preferred Shares will (i) state the date of such deposit; (ii) specify the office of such bank or trust company as the place of payment of the redemption price; and (iii) require such holders to surrender any certificates issued for Series A Preferred Shares other than through a Depository at such place on or about the date fixed in such redemption notice (which may not be later than the applicable redemption date) against payment of the redemption price (including all accrued and unpaid dividends to but not including the redemption date). Any interest or other earnings earned on the redemption price (including all accrued and unpaid dividends) deposited with a bank or trust company in accordance with the prior sentence will be paid to the Corporation. If the Corporation makes any such deposit with a bank or trust company, then, notwithstanding that any certificate for any Series A Preferred Share so called for redemption has not been surrendered for cancellation, on and after the applicable redemption date all Series A Preferred Shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest, and the Series A Preferred Shares shall not be considered outstanding for purposes of voting or determining shares entitled to vote on any matter on or after the date of such deposit. Any monies so deposited that remain unclaimed by the holders of the Series A Preferred Shares at the end of six months after the applicable redemption date will be returned to the Corporation by such bank or trust company.

(e)           On or after the date fixed for redemption of any Series A Preferred Shares, each holder of Series A Preferred Shares that holds a certificate other than through a Depository must present and surrender each certificate representing such Series A Preferred Shares to the Corporation or its agent at the place designated in the applicable notice and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate representing the Series A Preferred Shares as the owner thereof, each surrendered certificate and the Series A Preferred Shares represented thereby will be cancelled.

(f)            If any Series A Preferred Shares are redeemed pursuant to Section 7.7(a) or Section 7.7(b) and if the redemption date occurs after a dividend record date and on or prior to the related dividend payment date, the dividend payable on such dividend payment date with respect to such shares called for redemption shall be payable on such dividend payment date to the holders of record at the Close of Business on such dividend record date, and shall not be payable as part of the redemption price for such shares determined pursuant to Section 7.7(a) or Section 7.7(b), as applicable.

7.8          Conversion.

(a)           Within 15 days following the occurrence of a Change of Control, the Corporation will give holders of Series A Preferred Shares a Change of Control Notice. Any Change of Control Notice mailed shall be conclusively deemed to have been duly given whether or not the holder receives such notice, and any failure to duly give such notice by mail or any defect in such notice or in the mailing thereof to any holder of Series A Preferred Shares shall not affect the operation of this Section 7.8. Prior to the opening of business on the first Business Day following any date on which the Corporation gives a Change of Control Notice to the holders of Series A Preferred Shares, the Corporation will issue a press release for publication via a Canadian and United States nationally recognized news wire service (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) or post a notice on the Corporation’s website, in either case regarding the giving of the Change of Control Notice. Upon the occurrence of a Change of Control, each holder of Series A Preferred Shares will have the right (unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides irrevocable notice of the Corporation’s election to redeem the Series A Preferred Shares pursuant to Section 7.7, in which case each such holder will only have the right with respect to the Series A Preferred Shares not called for redemption (unless the Corporation defaults in the payment of the redemption price and accumulated and unpaid dividends in accordance with Section 7.7, in which case each such holder will again have a conversion right with respect to the Series A Preferred Shares that are subject to such default in payment)) to convert some or all of the Series A Preferred Shares held by such holder on the Change of Control Conversion Date into a number of Common Shares per Series A Preferred Share, which is equal to the lesser of (the lesser of (1) and (2) below being the “Common Share Conversion Consideration”):

(1)           the quotient obtained by dividing (i) the sum of the Liquidation Preference plus the amount of any accumulated and unpaid dividends (whether or not declared) to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a dividend record date for a dividend declared on the Series A Preferred Shares and prior to the corresponding dividend payment date, in which case no additional amount for such accumulated and unpaid dividend will be included in this sum) by (ii) the Common Share Price; and

(2)           8.606 Common Shares (the “Share Cap”), subject to adjustment in accordance with Section 7.8(b).

The Corporation will not issue any fractional Common Shares upon the conversion of the Series A Preferred Shares of any holder; rather, the Corporation will pay the cash value of any such fractional shares.

For greater certainty, if the Corporation provides a redemption notice pursuant to Section 7.7(a) or Section 7.7(b), holders of Series A Preferred Shares will not have any right to convert the Series A Preferred Shares that the Corporation has so elected to redeem or subsequently selected for redemption by the Corporation, and any such Series A Preferred Shares that have been surrendered for conversion pursuant to the Change of Control Conversion Right will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date.

(b)           The Share Cap is subject to pro rata adjustment for any share splits (including those effected pursuant to a distribution of Common Shares), subdivisions, consolidations or combinations (in each case, a “Share Split”) with respect to the Common Shares, as follows: the adjusted Share Cap as the result of a Share Split will be the number of Common Shares that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the aggregate number of Common Shares outstanding after giving effect to such Share Split and the denominator of which is the aggregate number of Common Shares outstanding immediately prior to such Share Split. For the greater certainty, the aggregate number of Common Shares (or equivalent Alternative Form Consideration, as applicable) issuable in connection with the exercise of the Change of Control Conversion Right will not exceed 29,564,527 Common Shares, or such greater number of Common Shares as the TSX and the NYSE may permit without shareholder approval (or equivalent Alternative Form Consideration, as applicable), subject to pro rata adjustment for any Share Splits on the same basis as the corresponding adjustments to the Share Cap in accordance with the preceding sentence.

(c)           In the case of a Change of Control pursuant to which the Common Shares will be converted into or exchanged for cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series A Preferred Shares will receive upon conversion of such Series A Preferred Shares the kind and amount of such consideration that such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of Common Shares equal to the Common Share Conversion Consideration immediately prior to the effective time of the Change of Control. Notwithstanding the foregoing, if a Change of Control occurs prior to March 31, 2022 and the Corporation is not able to deliver Alternative Form Consideration, the Corporation may in lieu thereof deliver to holders converting Series A Preferred Shares upon such Change of Control cash in an amount equal to the fair value (as determined by the Corporation in good faith) of the Alternative Form Consideration that was otherwise deliverable.

(d)           If the holders of Common Shares have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of the Series A Preferred Shares electing to exercise their Change of Control Conversion Right will receive pursuant to Section 7.8(c) will be the form and proportion of the consideration actually received by holders of a majority of Common Shares that made such an election (if electing between two types of consideration) or holders of a plurality of Common Shares that made such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Shares are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

(e)           To exercise the Change of Control Conversion Right, the holders of Series A Preferred Shares will be required to deliver, on or before the Close of Business on the Change of Control Conversion Date, the certificates (if any) representing Series A Preferred Shares to be converted, duly endorsed for transfer, together with a completed written conversion notice, to the Corporation’s transfer agent, or, in the case of Series A Preferred Shares held in global form, comply with the applicable procedures of the applicable Depository. Such conversion notice must state: (i) the relevant Change of Control Conversion Date; (ii) the number of Series A Preferred Shares to be converted; and (iii) that the Series A Preferred Shares are to be converted pursuant to the applicable provisions of the Series A Preferred Shares.

(f)            Holders of Series A Preferred Shares may withdraw any conversion notice given to the Corporation pursuant to Section 7.8(e) (in whole or in part) by a written notice of withdrawal delivered to the Corporation’s transfer agent prior to the Close of Business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn Series A Preferred Shares; (ii) if certificated Series A Preferred Shares have been issued, the certificate numbers of the withdrawn Series A Preferred Shares; and (iii) the number of Series A Preferred Shares, if any, which remain subject to the conversion notice.

(g)           Notwithstanding Section 7.8(e) and Section 7.8(f), if the Series A Preferred Shares are held in global form through or with a Depository, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of such Depository.

(h)           Series A Preferred Shares as to which the Change of Control Conversion Right has been properly exercised by a holder of Series A Preferred Shares and for which the conversion notice given pursuant to Section 7.8(e) has not been properly withdrawn pursuant to Section 7.8(f) will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date. The Corporation will deliver any amounts owing upon such conversion no later than the fifth Business Day following the Change of Control Conversion Date. In connection with the exercise of any Change of Control Conversion Right, the Corporation will comply with, and the Change of Control Conversion Right will in all circumstances be subject to and if applicable limited by, all federal, provincial, and state securities laws and stock exchange rules in connection with any conversion of Series A Preferred Shares into Common Shares or other property.

(i)            Notwithstanding the foregoing provisions of this Section 7.8, the holders of Series A Preferred Shares will not have the Change of Control Conversion Right if the “person” (as that term is used in Section 13(d)(3) of the Exchange Act) that acquires control of the Corporation has shares listed or quoted on the New York Stock Exchange, the NYSE MKT, the NASDAQ Stock Market or the TSX or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT, the NASDAQ Stock Market or the TSX, and the Series A Preferred Shares become convertible into or exchangeable for such person’s listed shares upon a subsequent Change of Control of such person.

(j)            Except as expressly provided in this Section 7.8, the Series A Preferred Shares are not otherwise convertible into or exchangeable for any other securities or property.

7.9          Taxes. For the purposes of subsection 191(4) of the Income Tax Act (Canada), the specified amount in respect of a Series A Preferred Share is C$31.82. The Corporation and any paying agent shall be entitled to withhold taxes on all payments on the Series A Preferred Shares, Common Shares or other securities issued upon conversion of the Series A Preferred Shares to the extent required by law.

7.10        Notices. All notices in respect of the Series A Preferred Shares shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in the articles of the Corporation or by applicable law or regulation to the registered holders of Series A Preferred Shares at their respective addresses set forth in the register of holders of Series A Preferred Shares; provided, however, if the Series A Preferred Shares are issued in book-entry form through a Depository, such notices may be given to the holders of the Series A Preferred Shares in any manner permitted by such Depository.

7.11        Registered Holders. To the fullest extent permitted by applicable law, the Corporation may deem and treat the registered holder(s) of any Series A Preferred Share as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

7.12        Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and not a “reporting issuer” under any Canadian securities laws, and any Series A Preferred Shares are outstanding, the Corporation will: (i)

transmit by mail to all holders of Series A Preferred Shares, as their names and addresses appear in the Corporation’s record books, and without cost to such holders, copies of the annual reports and quarterly reports that the Corporation would have been required to file with the United States Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation was subject to such sections (other than any exhibits that would have been required); and (ii) promptly upon written request, supply copies of such reports to any prospective holder of Series A Preferred Shares. In such circumstances, the Corporation will mail the reports to the holders of Series A Preferred Shares within 15 days after the respective dates by which the Corporation would have been required to file the reports with the SEC if the Corporation was subject to Section 13 or 15(d) of the Exchange Act, assuming the Corporation is a “non-accelerated” filer in accordance with the Exchange Act.”